Exhibit 23.1

ETANIA AUIDT GROUP P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821

Mr. Ulrik Svane Thomsen, Chief Executive Officer and Director
Bloggerwave, Inc.
800 West El Camino Real, Suite 180
Mountain View, California 94040

Dear Mr. Thomsen,

CONSENT OF REGISTERED INDEPENDENT AUDITORS

We hereby consent to the incorporation in the Registration Statement of Bloggerwave, Inc. on Form S-1 of our report on the financial statements of the Company as its registered independent auditors dated March 26, 2010, and November 5, 2010, as of and for the periods ended December 31, 2009, and 2008.  We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Etania Audit Group P.C. (Formerly Davis Accounting Group P.C.)

Cedar City, Utah,
February 11, 2011.